CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)
                              HEALTH RESEARCH, LTD.
                               Name of Corporation

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
JAN 25 1999
NO. C15830-96
DEAN HELLER
SECRETARY OF STATE


     I, the undersigned, James E. Pitochelli, President and Secretary of Health Research, Ltd., does hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 12th day of January, 1999, adopted a Resolution to amend the original Articles of Incorporation as follows;

RESOLVED: That the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 100,000,000;

RESOLVED: That the authorized stock of the company be and is hereby amended as follows:
          100,000,000 shares of Common Stock with a par value of .001 per share

RESOLVED: That the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ JAMES E. PITOCHELLI
    --------------------
    James E. Pitochelli
    President

/s/JAMES E. PITOCHELLI
   -------------------
   James E. Pitochelli
   Secretary


STATE OF NEVADA

COUNTY OF CLARK

         On 12th day of January, 1999, personally appeared before me, a Notary Public, the following named individual, James E. Pitochelli, President and Secretary of Health Research Ltd., who acknowledged that he executed the above instrument.

/s/ COLETTE THORNE
    ---------------
    Colette Thorne
    Notary Public

(Notary Seal)